[Cobra Electronics Corporation LOGO]

Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jenny Courtad
312-729-4312
jcourtad@golinharris.com
Marlene Wechselblatt
212.373.6037
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

CHICAGO, IL – APRIL 29, 2004 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its first quarter ended March 31, 2004.

For the quarter, Cobra reported a net loss of $542,000, or $.08 per diluted share, compared to a net loss of $453,000, or $.07 per diluted share, in the first quarter of 2003. Net sales increased to $22.7 million, up by 10.3 percent from $20.6 million in the prior year. Gross margin for the first quarter was 22.7 percent, compared to 24.9 percent in the first quarter of 2003. Selling, general and administrative expenses were $5.9 million, as compared to $5.8 million in the first quarter of 2003, declining as a percentage of net sales to 26.1 percent from 28.3 percent in the prior year.

“Cobra’s first quarter loss, as discussed last quarter, reflects the increased seasonality of our business,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Our customer base has shifted increasingly towards large retailers whose business skews to the fourth quarter. Nevertheless, we did experience an increase in net sales compared to last year, in part due to several opportunities to sell end-of-life inventories, but we had to accept lower gross margins on these sales than would have been otherwise desirable. Additionally, one account incorrectly merchandised a special SKU that Cobra had developed on their behalf in late 2003 and we were forced to sell the balance of the merchandise from this promotion in the first quarter of 2004 at a very low gross margin, eroding the company’s overall gross margin by more than one point.”

Selling, general and administrative expenses were managed tightly in the first quarter and, although these increased somewhat over the prior year, actually declined as a percentage of sales.

“Although certain sales of end-of-life products were made at lower margins, in most cases Cobra did not have to provide further support to these retailers in the form of promotional funds and advertising, thus maintaining control over variable selling expenses” according to Mr. Bazet.

Mr. Bazet added that first quarter sales include expanded placement of Cobra’s first two handheld GPS models, the GPS 100 and the GPS 500, including sales to Canada and Europe. “Cobra opened twenty-five new accounts for our handheld GPS products in the first quarter alone, including leading outdoors and sporting goods retailers, home shopping networks and automotive aftermarket retailers. Additionally, our European distributors have become increasingly active in placing these products in department stores, marine, outdoor and sporting goods retailers and electronics retailers. Further expansion of Cobra’s marketing and distribution channels will be generated by the introduction in the second quarter of the GPS 1000, featuring street-level maps and points of interest throughout North America. Our mobile navigation products also are slated for introduction in mid-2004 and are anticipated to achieve broad distribution.”

Cobra maintained its strong balance sheet position during the first quarter. The company had no interest-bearing debt as of March 31, 2004, the same position as one year earlier, and $7.8 million in cash, as compared to $6.9 million one year earlier. Inventory increased to $19.4 million from $18.0 million the prior year. This increase in inventory primarily is due to the arrival of merchandise earlier than in the prior period, as evidenced by the decline in outstanding purchase commitments by more than $5.0 million from one year earlier. Accounts receivable at the end of the quarter decreased to $17.9 million from $18.6 million as a result of shorter terms and fewer days sales outstanding. Net book value per share on March 31, 2004 increased to $8.87 from $8.64 one year ago.

Mr. Bazet also provided the company’s outlook for the second quarter of 2004 and reaffirmed the guidance provided previously for the year. “We believe that Cobra will achieve both higher revenues and earnings in 2004 than in 2003 as new product categories contribute to sales and earnings. The second quarter is forecasted to be profitable, although sales and earnings are likely to be somewhat lower than in the second quarter of 2003 due to increased seasonality in our customer base. We remain enthusiastic regarding the outlook for handheld GPS and our mobile navigation systems. As noted previously, we anticipate shipping the GPS 1000 in the second quarter and our mobile navigation products will ship early in the third quarter. Our other categories, including two-way radio, radar detection and citizens band radio, are showing strength, as well, and are expected to contribute to a strong year.

Cobra will be conducting a conference call on April 29, 2004 at 11:00 a.m. EDT to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics

Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2004	March 31, 2003
Net sales	$22,666	$20,554
Cost of sales	17,525	15,440

Gross profit	5,141	5,114
Selling, general and administrative expenses	5,919	5,810

Operating loss	(778)	(696)
Other income (expense):
Interest expense	(29)	(30)
Other, net	(44)	(33)

Loss before taxes	(851)	(759)
Tax benefit	(309)	(306)

Net loss	$(542)	$(453)

Net loss per common share:
Basic	$(0.08)	$(0.07)
Diluted	$(0.08)	$(0.07)

Weighted average shares outstanding:
Basic	6,423	6,420
Diluted	6,630	6,479

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
ASSETS:
Current assets:
Cash	$7,753	$4,736	$6,851
Accounts receivable, net	17,947	22,437	18,577
Inventories, net	19,445	20,668	17,976
Other current assets	8,776	8,550	10,455

Total current assets	53,921	56,391	53,859
Net property, plant and equipment	6,816	6,707	6,836
Total other assets	14,336	13,135	10,134

Total assets	$75,073	$76,233	$70,829

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,223	$3,073	$3,621
Accrued liabilities	4,572	6,932	4,117

Total current liabilities	8,795	10,005	7,738

Non-current liabilities:
Deferred taxes	3,836	3,836	3,673
Deferred compensation	4,779	4,556	3,981
Other long-term liabilities	490	135	0

Total non-current liabilities	9,105	8,527	7,654

Total shareholders’ equity	57,173	57,701	55,437

Total liabilities and shareholders’ equity	$75,073	$76,233	$70,829